Exhibit 5.1

January 23, 2024

Peraso Inc.

2309 Bering Dr.

San Jose, California 95131

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Peraso Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (File No. 333-276247) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to a maximum aggregate offering price of up to $11,320,312.50 of (i) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which includes shares of Common Stock that may be sold by the Company pursuant to the exercise of an option to purchase additional shares of Common Stock granted to the underwriters, (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants,” and shares of Common Stock underlying the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), (iii) warrants to purchase shares of Common Stock (the “Common Warrants,” and shares of Common Stock underlying the Common Warrants, the “Common Warrant Shares”), and (iv) warrants to purchase shares of Common Stock (the “Representative Warrants,” and shares of Common Stock underlying the Representative Warrants, the “Representative Warrant Shares”). The Pre-Funded Warrants, the Common Warrants and the Representative Warrants are referred to collectively herein as the “Warrants” and the Pre-Funded Warrant Shares, the Common Warrant Shares and the Representative Warrant Shares are referred to collectively herein as the “Warrant Shares.” The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”). The Common Warrants and the Pre-Funded Warrants are to be issued in accordance with a warrant agency agreement (the “Warrant Agency Agreement”) to be entered into between the Company and Equiniti Trust Company, LLC.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

January 23, 2024

In connection with this opinion letter, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company; (ii) resolutions of the Company’s board of directors; (iii) the Registration Statement and the exhibits thereto; (iv) the form of Underwriting Agreement; (v) the form of Pre-Funded Warrant; (vi) the form of Common Warrant; (vii) the form of Representative Warrant; (viii) the form of Warrant Agency Agreement and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinions stated herein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the proposed offering of the Shares, the Warrants and the Warrant Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

January 23, 2024

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
2.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.
3.	The Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP
MITCHELL SILBERBERG & KNUPP LLP